EXHIBIT 99.1

Perceptron Announces First Quarter Fiscal 2017 Results

Achieves Record Q1 Revenue, Reports Record Bookings Activity and Updates Revenue Outlook

PLYMOUTH, Mich., Nov. 07, 2016 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP) today announced results for the first quarter of its 2017 fiscal year (quarterly period ended September 30, 2016). The Company announced revenue of $17.5 million and bookings of $21.8 million. The reported net loss in the quarter of $2.4 million and net loss per share of $0.25 included a non-cash charge of $0.5 million, or $0.05 per share, for a full valuation allowance on its Deferred Tax Assets (“DTA”) at its Japanese and Singapore operations as a result of recent losses in those operations. Adjusted for the impact of these charges, the net loss for the quarter was $1.9 million and net loss per share was $0.20.

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended September 30,
	2016	2015	Change

Revenue	$17.5	$15.1	$2.4
Net Income (Loss)	(2.4)	(2.1)	(0.3)

Diluted Earnings (Loss) per Share	($0.25)	($0.23)	$(0.02)

W. Richard Marz, Chairman of the Board, President and CEO, commented, “We opened the first quarter of our 2017 fiscal year with continued momentum in bookings and backlog. Our bookings number of $21.8 million is a record and we see strong customer activity continuing into our second quarter. The strength of bookings buoys our confidence in current guidance of high single-digit revenue growth for fiscal 2017. We are proud of the quarter just ended, which shows that customer activity and demand for Perceptron’s products and services remains strong. However, we are not satisfied with the level of gross profit which was impacted negatively by the timing of a few specific items. For the second quarter of fiscal 2017, we expect our revenue will be in the range of $16.5 million to $19.5 million.”

David Watza, Chief Financial Officer added “We continued to see the positive impact of cost savings from the Financial Improvement Plan which began in our last fiscal year. These initiatives positively contributed to the $1.8 million improvement in our quarterly operating results, excluding special items, when compared to our first quarter of fiscal 2016. Total expenses related to the plan are now expected to be approximately $4.0 million, including costs previously recorded in fiscal 2016. We remain on target to achieve our previously announced goal of $4.5 million in annual pre-tax savings. In addition, we recognized an additional $0.7 million of one-time cash and non-cash charges related to the termination of a product line as well as the finalization of several severance-related items in the quarter.”

“It is clear to us that our $17.5 million of revenue, a record for our first quarter, combined with over $21 million of bookings and a backlog of $42.6 million, are distinct signals of an anticipated brighter future for our company as we execute our strategic plan,” Marz concluded. “Perceptron is clearly focused on returning the business to profitability in the near term. Our bookings in the Americas region was extremely strong at over $10 million for the quarter and Asia’s order activity showed improvement as it reported bookings over $4 million for the first time since the fourth quarter of fiscal 2015. We announced a successful entrance to the aerospace and white goods industries and will continue to pursue new opportunities in those areas over the coming months.”

Highlights of Operations

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended September 30,
	2016	2015	Change

Americas Sales	$5.2	$5.3	$(0.1)
Europe Sales	10.0	7.0	3.0
Asia Sales	2.3	2.8	(0.5)
Total Sales	$17.5	$15.1	$2.4

Gross Profit	$4.6	$4.4	$0.2
Gross Profit as a percent of sales	26.3%	29.4%

Operating Loss	$(2.0)	$(3.1)	$1.1
Operating Loss as a percent of sales	(11.4%)	(20.5%)

Net Loss	$(2.4)	$(2.1)	$(0.3)
Diluted Loss per Share	$(0.25)	$(0.23)	$(0.02)

Recurring Operating Loss	$(1.3)	$(3.1)	$1.8
Recurring Operating Loss as a percent of sales	(7.4%)	(20.5%)

Total sales for the first quarter of fiscal 2017 were up $2.4 million, or 15.9%, versus the same quarter in the prior year, reflecting increases in our European region partially offset by declines in our Asia and Americas regions. The Europe region was up primarily due to increased sales in our In-Line and Near-Line Measurement Solutions. The Asia region was down primarily due to decreased sales in our In-Line and Near-Line Measurement Solutions.

In the first quarter of fiscal 2017, the comparison to the prior year gross profit was negatively impacted primarily by the timing of certain expenses in our cost of goods sold and outside contractor expenses. These factors were partially offset by lower employee-related operating costs due to our previously announced Financial Improvement Plan.

In the first quarter of fiscal 2017, total operating expenses were down $1.6 million, primarily resulting from savings realized in the Financial Improvement Plan as well as lower legal and audit fees. In addition, Perceptron recognized $0.7 million related to severance, impairment and other charges during the quarter. These charges included $0.6 million due to the impairment of inventory and receivables due to the cessation of a specific product line.

	Three Months Ended September 30,
BOOKINGS (in millions)	2016	2015	Change

Geographic Region
Americas Sales	$10.8	$4.8	$6.0
Europe Sales	6.2	6.6	(0.4)
Asia Sales	4.8	1.8	3.0
Total Bookings	$21.8	$13.2	$8.6

BACKLOG (in millions)	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015

Geographic Region
Americas Sales	$16.2	$10.6	$11.4	$13.0	$9.9
Europe Sales	15.3	19.1	15.5	15.4	15.0
Asia Sales	11.1	8.6	9.8	11.6	12.1
Total Backlog	$42.6	$38.3	$36.7	$40.0	$37.0

Prior Reported Backlog	$42.6	$40.6	$38.2	$40.4	$37.1

Note: Prior Reported Backlog amounts have been updated to reflect corrections to prior calculations.

Our first quarter bookings were a record $21.8 million, and marked the fourth time in our history that Perceptron’s quarterly bookings were at or above $21 million. Our bookings in the Americas region were significant at over $10 million for our first quarter. In addition, the Company believes that the Asia region is showing signs of recovery as its bookings were stronger than prior year. Both of these regions increased bookings primarily in our In-Line and Near-Line Measurement Solutions.

Bookings in the first quarter exceeded revenue by $4.3 million which resulted in an increase in the backlog to $42.6 million at quarter-end. As the level of bookings and backlog typically fluctuates from quarter-to-quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

The Company had positive cash and short term investments balance of $7.7 million at September 30, 2016, down from $8.3 million at the end of June 30, 2016. At September 30, 2016, the Company had $0.9 million in bank debt outstanding with the potential for additional financing capacity.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its fourth quarter investor conference call/webcast, chaired by W. Richard Marz, Chairman of the Board, President and CEO, on Tuesday, November 8, 2016, at 10:00 AM (EST). Investors can access the call at:

Webcast	http://services.choruscall.com/links/prcp161108
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10093682

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2017 and future results, cost savings from our financial improvement plan, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products, the timing of a potential recovery in our Asia region and our ability to fund our fiscal year 2017 and future cash flow requirements. Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, disruptions to our operations due to the financial improvement plan and related headcount reductions and position eliminations, risks associated with changes in our sales strategy and structure, including the impact of such changes on booking and revenue levels and customer purchase decisions, the risk that actual charges from the financial improvement plan differ from the assumptions used in estimating the charges and the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2016. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended
	September 30,
	2016	2015
Net Sales	$17,520	$15,068
Cost of Sales	12,946	10,642
Gross Profit	4,574	4,426
Operating Expenses
Selling, General and Administrative Expense	4,287	5,270
Engineering, Research and Development Expense	1,610	2,228
Severance, Impairment and Other Charges	656	-
Operating Loss	(1,979)	(3,072)
Other Income and (Expenses), net
Interest Income (Expense), net	(57)	(21)
Foreign Currency and Other, net	50	60
Loss Before Income Taxes	(1,986)	(3,033)
Income Tax Benefit	(369)	925

Net Loss	$(2,355)	$(2,108)

Loss Per Common Share
Basic	($0.25)	($0.23)
Diluted	($0.25)	($0.23)

Weighted Average Common Shares Outstanding
Basic	9,371	9,350
Diluted	9,371	9,350

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	September 30,	June 30,
	2016	2016
	(Unaudited)
Cash and Cash Equivalents	$6,578	$6,787
Short-Term Investments	1,073	1,474
Receivables, net	22,434	24,075
Inventories, net	10,640	12,172
Other Current Assets	1,808	2,201
Total Current Assets	42,533	46,709

Property and Equipment, net	7,705	7,926
Goodwill and Other Intangible Assets, net	12,429	12,517
Long-Term Investments	725	770
Total Non-Current Assets	20,859	21,213

Total Assets	$63,392	$67,922

Accounts Payable	$7,199	$8,801
Short-Term Notes Payable	1,102	200
Deferred Revenue	6,718	7,711
Restructuring Reserve	599	814
Other Current Liabilities	7,493	7,857
Total Current Liabilities	23,111	25,383

Long-Term Taxes Payable	1,516	1,714
Deferred Income Taxes	1,072	1,131
Other Long-Term Liabilities	1,104	1,140
Total Long-Term Liabilities	3,692	3,985

Total Liabilities	26,803	29,368

Shareholders' Equity	36,589	38,554
Total Liabilities and Shareholders' Equity	$63,392	$67,922

Non-GAAP Financial Measures
While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income (Loss)” and “Recurring Net Income (Loss).” These are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliations of each non-GAAP measure to Operating Loss and Net Loss, respectively.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited, In Thousands except per share data)

	Three Months Ended
	September 30,
	2016	2015

Operating Loss, as reported	$(1,979)	$(3,072)

Severance, Impairment and Other Charges	656	-

Excluding special items,
Operating Loss would have been	$(1,323)	$(3,072)

Net Loss, as reported	$(2,355)	$(2,108)

Valuation Allowance on DTA	511	-

Excluding special items,
Net Loss would have been	$(1,844)	$(2,108)

Loss Per Common Share -
Diluted, as reported	$(0.25)	$(0.23)

Diluted Earnings Per Share due to Valuation
Allowance on DTA	$0.05	$-

Excluding special items, Diluted Loss
per Share would have been	($0.20)	($0.23)

Diluted Weighted Average Common Shares
Outstanding, as reported	9,371	9,350

Contact:
David L. Watza
Chief Financial Officer
investors@perceptron.com